Filed Pursuant to Rule 433
                                                         File No.: 333-129918-05

Credit Suisse                                           Thu Sep 21 15:11:03 2006

                            CSMCRED-2006C4-V4.PX A1A
                                   Yield Table
--------------------------------------------------------------------------------
Current Balance               : $712,280,000                     :
Pass-Thru Rate                : 5.4600                           :
Accrued Days / Delay Days     : 27 / 14         Settlement       :    09/28/2006
                                                Factor Date      :    09/25/2006
--------------------------------------------------------------------------------


                                Prepayments
             ----------------------------------------------
                                              0.0% CPR
                       Price           --------------------
                                        Yield       ModDur
             ----------------------------------------------
               100.00000     100-00     5.492       6.88
               100.03125     100-01     5.487
               100.06250     100-02     5.483
               100.09375     100-03     5.478
               100.12500     100-04     5.474
               100.15625     100-05     5.469
               100.18750     100-06     5.465
               100.21875     100-07     5.460

               100.25000     100-08     5.456       6.89
               100.28125     100-09     5.451
               100.31250     100-10     5.447
               100.34375     100-11     5.442
               100.37500     100-12     5.438
               100.40625     100-13     5.433
               100.43750     100-14     5.429
               100.46875     100-15     5.424

               100.50000     100-16     5.420       6.89
               100.53125     100-17     5.415
               100.56250     100-18     5.411
               100.59375     100-19     5.406
               100.62500     100-20     5.402
               100.65625     100-21     5.397
               100.68750     100-22     5.393
               100.71875     100-23     5.388

               100.75000     100-24     5.384       6.90
               100.78125     100-25     5.379
               100.81250     100-26     5.375
               100.84375     100-27     5.370
               100.87500     100-28     5.366
               100.90625     100-29     5.361
               100.93750     100-30     5.357
               100.96875     100-31     5.352
             ----------------------------------------------
                       Avg Life               9.00
             ----------------------------------------------
                      First Pay            10/15/2006
                       Last Pay            09/15/2016
                     Prin. Window              120
             ----------------------------------------------


The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-129918. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037. This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted. The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of
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